UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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RiverNorth Opportunities Fund, Inc.
(Name of Registrant as Specified In Its Charter)
___________________________________
(Name of Person Filing Proxy Statement, if other than the Registrant)

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RIVERNORTH OPPORTUNITIES FUND, INC. ANNOUNCES BOARD APPROVAL OF NEW ADVISORY AND SUB-ADVISORY AGREEMENTS AND A SPECIAL STOCKHOLDER MEETING

DENVER, March 20, 2018 – RiverNorth Opportunities Fund, Inc. (NYSE: RIV) (the “Fund”) announces that on March 20, 2018, the Board of Directors of the Fund approved a new investment advisory agreement with ALPS Advisors, Inc. (“ALPS Advisors”), the Fund’s investment adviser, and a new sub-advisory agreement with RiverNorth Capital Management, LLC (“RiverNorth”), the Fund’s investment sub-adviser, subject to approval of such agreements by stockholders of the Fund. The new investment advisory agreement and new sub-advisory agreement were considered in connection with the recently announced transaction in which DST Systems, Inc. (“DST”), the parent company of ALPS Advisors, has entered into a definitive agreement with SS&C Technologies Holdings, Inc. (“SS&C”) wherein SS&C will acquire DST (the “Transaction”). The Transaction, when completed, will result in a change of control of ALPS Advisors, which may be deemed to result in an “assignment” of the Fund’s existing investment advisory agreement and sub-advisory agreement, resulting in their automatic termination. The Transaction is not expected to impact the day-to-day operations of the Fund and the portfolio managers of the Fund will remain the same. Except for the commencement dates, the new advisory and new sub-advisory agreements have materially the same terms as the corresponding currently effective agreements. Completion of the Transaction is subject to a number of conditions. DST and SS&C currently expect to complete the Transaction before the end of the second quarter of 2018.

To provide for continuity in the operation of the Fund following the completion of the Transaction, the Board also approved interim advisory agreements with respect to each of ALPS Advisors and RiverNorth that will allow the firms to continue to serve in their respective roles as the Fund’s adviser and sub-adviser for a period of up to 150 days, until the date that stockholder approval of the new agreements is received.

Accordingly, stockholders of the Fund will be asked to approve the new investment advisory agreement and new sub-advisory agreement at a special meeting of stockholders to be held on May 31, 2018. The record date for the Fund’s special meeting of stockholders is April 2, 2018.

RiverNorth Opportunities Fund, Inc.

The investment objective of the Fund is total return consisting of capital appreciation and current income. The Fund had approximately $116.0 million of total assets and 5.32 million common shares outstanding as of March 16, 2018.

The Fund is a closed-end fund and does not continuously issue stock for sale as open-end mutual funds do. The Fund now trades in the secondary market. Investors wishing to buy or sell stock need to place orders through an intermediary or broker. The share price of a closed-end fund is based on the market's value.

ALPS Advisors, Inc. is the investment adviser to the Fund.

RiverNorth Capital Management, LLC is the investment sub-adviser to the Fund. RiverNorth is not affiliated with ALPS Advisors or any of its affiliates.

About ALPS

Through its subsidiary companies, ALPS Holdings, Inc. (“ALPS”) is a leading provider of innovative investment products and customized servicing solutions to the financial services industry. Founded in 1985, Denver-based ALPS delivers its asset management and asset servicing solutions through offices in Boston, New York, Seattle, and Toronto. ALPS is a wholly owned subsidiary of Kansas City-based DST Systems, Inc. For more information about ALPS and its services, visit www.alpsinc.com. Information about ALPS’ products is available at www.alpsfunds.com.

About RiverNorth Capital Management, LLC

RiverNorth is an investment management firm founded in 2000 that specializes in opportunistic strategies in niche markets where the potential to exploit inefficiencies is greatest. RiverNorth is the manager to multiple registered and private funds.

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In connection with the presentation of the new investment advisory agreement and new sub-advisory agreement to the Fund’s stockholders for approval, the Fund intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, the Fund will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting. Stockholders are urged to carefully read these materials in their entirety (including any amendments or supplements thereto) and any other relevant documents that the Fund will file with the SEC when they become available because they will contain important information. The proxy statement and other relevant materials (when available), and any and all documents filed by the Fund with the SEC, may be obtained for free at the SEC’s website at www.sec.gov.

This communication is not a solicitation of a proxy from any Fund stockholder. The Fund, its investment adviser and sub-adviser and certain of their respective directors/trustees, officers and affiliates may be deemed under the rules of the SEC to be participants in the solicitation of proxies from stockholders in connection with the proposals. Information about the investment adviser and sub-adviser, directors and officers of the Fund may be found in its annual reports and annual proxy statements previously filed with the SEC.

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ALPS Portfolio Solutions Distributor, Inc., FINRA Member.

NOT FDIC INSURED | May Lose Value | No Bank Guarantee

Media Contact:

Laura M. Parsons

DST Global Public Relations

+1 816 843 9087

mediarelations@dstsystems.com

RVC000231 3/20/2019

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